Item 77K - Scudder Limited-Duration Plus Portfolio, a series of Scudder Investment Portfolios

On September 30, 2005, Ernst & Young LLP ("E&Y") resigned as Scudder Limited-Duration Plus Portfolio's independent registered public accounting firm. During the two most recent fiscal years, E&Y's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope or accounting principle. Further, in connection with its audits for the two most recent fiscal years and through September
30, 2005, there were no disagreements between the Portfolio and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of E&Y would have caused it to make reference to the disagreement in its report on the financial statements for such years. Effective September 30, 2005, PricewaterhouseCoopers LLP was appointed by the Board of Trustees as the independent registered public accounting firm of the Portfolio for the fiscal year ended September 30, 2005.

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